Exhibit 99.71

February 27, 2009

Dear Shareholder:

          I am writing you to inform you that FNB BANCORP has received $12 million in TARP funds from the United States Treasury Department. Our press release on this subject was issued today. Initially, we were approved for a larger investment, but the Board of Directors decided that $12 million was more prudent.

          I also want to address the public perception that only “troubled” financial institutions are receiving these funds. Quite the opposite is true. The Treasury has stated: “The federal banking and thrift regulatory agencies encourage all eligible institutions to use the Treasury Department’s Capital Purchase Program and the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.” Not all banks qualify for TARP funds; only healthy banks that meet Treasury’s standards are awarded these funds. For the past forty six years our bank has done what we can to support our communities and our board felt strongly that we needed to continue to do our part by using these funds to maintain the flow of credit into our communities. The Independent Community Bankers of America in a recent release said: “ICBA notes that the program, (TARP) is not a blank check to financial institutions, but invests federal funds in healthy financial institutions to spur lending and revitalize communities.” We see our participation in this program as being part of the solution and doing what we can to help unlock frozen credit markets in the neighborhoods and communities we serve.

          In order to qualify for these funds, the Treasury Department requires each participant to have two vacant board seats available. TARP funds require dividend payments to the Treasury on a quarterly basis and should a participant miss six quarters of these dividend payments, the Treasury has the right to appoint two board members. Regardless of the fact that we have no intention of missing any of these payments and are well capitalized with significant liquidity, we still need to comply with this requirement of having two board seats available. As you may know, when Director Neil Vannucci retired two years ago, we elected not to fill his seat for strategic reasons. Were we to acquire another bank outside our existing geographic area, we wanted to preserve the option of filling that board seat with a director from the acquired bank for purposes of local business development and knowledge of the community. As such, our Holding Company, FNB Bancorp was one board seat shy of meeting the Treasury requirement.

          Jim Black, President of the Bank and a director of both the Bank and the Holding Company, volunteered to relinquish his seat on the Holding Company Board, as the Holding Company is the actual recipient of the TARP funds. The rest of the Board of Directors has accepted Mr. Black’s resignation from the Holding Company Board, effective February 26, 2009. Mr. Black will continue to serve as Bank President and as a Board member and Director of First National Bank of Northern California, but will abstain from voting on any issues affecting the Holding Company.

          Our annual proxy material will be submitted in advance of the May 2009 shareholder meeting and will include a Board recommendation for an amendment of the FNB Bancorp Bylaws, expanding the maximum number of board seats for the Holding Company by two; requiring a minimum of 6 seats while allowing a maximum of 11. This action will provide us with the two vacant seats Treasury requires, plus a board seat for Jim Black, along with an additional seat that can be filled in the future. After the shareholder vote, hopefully confirming this change, the Directors will re-appoint Mr. Black to the Board of the Holding Company.

          This process may seem a bit convoluted and you may be asking “why didn’t we call a special shareholder meeting to vote on this measure?” The Treasury mandated a thirty day timetable from approval to the closing of our TARP application. The 30 day time frame would neither allow us the time required to put together an expensive special shareholders meeting to change the Bylaws, or allow us to wait until the normal shareholder meeting in May to vote on the proposed change. The time sensitive solution was to vacate one FNB Bancorp board seat and Mr. Black volunteered to do so.

          While these are unprecedented economic times, First National Bank of Northern California’s banking practices did not create this financial tidal wave; however, we sincerely hope and believe that our continued safe and sound Main Street lending practices will assist in the enormous effort needed to help lead our communities out of this recession. That is our commitment to our shareholders and to our fellow Americans. It is simply the right thing to do! Thank you for your support and we hope to see you at our shareholder meeting on May 20th, at 6:30P.M. at the Basque Cultural Center, 599 Railroad Avenue in South San Francisco. Should you have any questions, I can be reached at 650-875-4865 or at tmcgraw@fnbnorcal.com.

Sincerely,

Tom McGraw
Chief Executive Officer